EXHIBIT 23.1(A)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Amendment No. 2 to the Registration Statement on Form S-3 of our report dated July 13, 2011 relating to the financial statements of Nevada Gold & Casinos, Inc. as of April 30, 2011 and 2010 and for the years then ended, which appear in Nevada Gold & Casinos, Inc.’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on July 14, 2011. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PANNELL KERR FORSTER OF TEXAS, P.C.

Houston, Texas
October 19, 2011